Exhibit 99.1

For Immediate Release

June 24, 2020

EagleBank Contact

Michael T. Flynn

301.986.1800

EAGLE BANCORP, INC. ANNOUNCES CASH DIVIDEND

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company for EagleBank, today announced a cash dividend for the second quarter of 2020, in the amount of $0.22 per share. The cash dividend will be payable on July 31, 2020 to shareholders of record on July 15, 2020.

“We are pleased to announce the continuation of a quarterly cash dividend payment to shareholders,” noted Susan G. Riel, President and Chief Executive Officer of the Company. Ms. Riel continued, “Our strong capital position enables us to provide shareholders with a tangible return in the form of a quarterly cash dividend.”

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Caution About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions, including the impacts of the novel coronavirus pandemic and the volatility and uncertainty in global markets and economies. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and other filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.